EXHIBIT 2.01

ASSET PURCHASE AGREEMENT

by and among

MIX 1 LIFE, INC.

"Buyer"

SHADOW BEVERAGES AND SNACKS, LLC

"Seller"

MARCH 31, 2015

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 31, 2015 by and among Mix 1 Life, Inc., a Nevada corporation ("Buyer or Company"), and Shadow Beverages and Snacks, LLC, an Arizona limited liability company ("Seller").

A. Seller is engaged in the acquisition, development, and production of the beverages and snacks industry (the "Business").

B. Seller desires to sell, assign, convey and hypothecate to Buyer, and Buyer desires to purchase and assume from Seller, those certain assets, rights and obligations of Seller described herein related to the Business on the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Sale and Transfer of Assets.

1.1 Assets.

(a) Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined) Seller, to be delivered pursuant to Section 1.3, shall convey, transfer, assign, sell and deliver to Buyer, and Buyer shall acquire, accept and purchase, substantially all of the assets, properties and rights of Seller used or useful in the Business, including without limitation those assets listed on Schedule 1.1(a) (the "Acquired Assets"). The Acquired Assets shall include all leads generated by Seller, regardless of whether such leads have been forwarded to Shareholder.

(b) Excluded Assets. Notwithstanding anything contained in Section 1.1(a) to the contrary, Seller is not selling, and Buyer is not purchasing, any other assets not listed on Schedule 1.1(a), all of which shall be retained by Seller.

1.2 Assumption of Certain Liabilities. Buyer is not assuming, and will not be obligated or liable for, any liability of Seller, including, without limitation, accounts payable or other indebtedness of Seller. Buyer will be indemnified, pursuant to Section 5.2, from and against any claims in respect of any debts, obligations or liabilities of Seller of any nature whatsoever.

1.3 Closing. The closing of the sale and purchase of the Acquired Assets (the "Closing") will take place at the offices of Zouvas Law Group, P.C., 3990 Old Town Avenue, Suite C102, San Diego, California 92110, on a date to be selected by the Buyer after all the conditions set forth in Section 6 have either been satisfied or, in the case of conditions not met, waived in writing by the party entitled to the benefit of such conditions, but in any event not later than [March, 31 2015] (the "Closing Date"). At least five (5) days prior to the Closing Date, Buyer shall provide written notice (the "Closing Notice") to Seller informing the Seller of the date selected as the Closing Date. At the Closing, Seller shall convey, transfer, assign, sell and deliver to Buyer the Acquired Assets, and Buyer shall pay to Seller the purchase price as provided in Section 1.4(c).

1.4 Purchase Price. PURSUANT TO SCHEDULE 1.4(c) (the "Purchase Price").

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2. Representations and Warranties of Seller. Each representation and warranty contained in this Section 2 is qualified by the disclosures made in the disclosure schedule attached hereto as Schedule 2 (the "Disclosure Schedule"). This Section 2 and the Disclosure Schedule shall be read together as an integrated provision. The representations and warranties of the Shareholder below are limited to the knowledge of the Shareholder except to the extent that any such representation and/or warranty relates to the organization, good standing, authority, absence of conflict or violation, required consents, labor and employment solely with respect to the Shareholder. Seller and the Shareholder, jointly and severally, represent and warrant to Buyer that:

2.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, with full corporate power and authority to carry on the Business as it is now and has since its organization been conducted and as proposed to be conducted, and to own, lease, operate and dispose of the Acquired Assets. Seller is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary. Complete and accurate copies of the charter documents and bylaws of Seller, with all amendments thereto to the date hereof, have been furnished to Buyer or its representatives. Seller does not own, and did not own at any time covered by the Financial Statements, directly or indirectly, either of record or beneficially, any subsidiaries and does not own or have the right to acquire any capital stock of, or other equity interest in, any entity.

2.2 Authorization of Agreement. Each of Seller and the Shareholder has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments executed or to be executed by the parties hereto in connection herewith (together with all other documents delivered or to be delivered in connection herewith or therewith, the "Transaction Documents") have been duly and validly approved by the Board of Directors of Seller (the "Board of Directors") and by Seller's shareholders and no other proceedings on the part of Seller are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents have been (or upon execution will have been) duly executed and delivered by Seller and the Shareholder, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller and the Shareholder, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other similar laws relating to creditors' rights (the "Bankruptcy Exception.")

2.3 Acquired Assets.

(a) Ownership. Seller is the lawful owner of or has the right to use and transfer to Buyer each of the Acquired Assets being transferred by it pursuant hereto. The Acquired Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind. The delivery to Buyer will vest good and marketable title to the Acquired Assets in Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind. There are no outstanding agreements, options or commitments of any nature obligating Seller to transfer any of the Acquired Assets or rights or interests therein to any party other than Buyer.

(b) Sufficiency of Assets. Except for the Excluded Assets, the Acquired Assets (i) constitute all of the assets and properties used by Seller in connection with the operation of the Business; and (ii) are sufficient and adequate to conduct the Business in the manner that is currently conducted.

2.4 Certain Property of Seller.

(a) Real Property. [Seller does not own any real property.] Schedule 2.4(a) sets forth a true and complete list of all real properties leased by Seller, including a brief description of the operating facilities located thereon, the annual rent payable thereon, the length of the term, any option to renew with respect thereto and the notice and other provisions with respect to termination of rights to the use thereof.

(i) Seller has a valid leasehold in the real property shown in Schedule 2.4(a), as leased by it, in each case under written leases that are valid and enforceable (except as enforceability may be limited by the Bankruptcy Exception) (each lease being referred to herein as a "Real Property Lease," and collectively the "Real Property Leases") and each Real Property Lease is a valid and binding obligation of each of the other parties thereto (except as enforceability may be limited by the Bankruptcy Exception).

(ii) Seller is not, and Seller and the Shareholder do not have any knowledge that any other party to any Real Property Lease, is in default with respect to any material term or condition thereof, no event has occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of Seller.

(iii) All of the buildings, fixtures and other improvements to which the Real Property Leases relate are in good operating condition and repair, normal wear and tear excepted, and the operation thereof as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

(iv) Seller holds valid and effective certificates of occupancy, underwriters' certificates relating to electrical work, zoning, building, housing, safety, fire and health approvals, and particularly environmental approvals and all other permits and licenses required by applicable law relating to the operation of all of the real property to which the Real Property Leases relate.

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(b) Personal Property. All vehicles, furniture, fixtures, equipment and other items of tangible personal property owned or leased by Seller and included in the Acquired Assets (the "Personal Property") are in good operating condition and repair, normal wear and tear excepted. Seller holds valid leases in all of the Personal Property leased by it, and none of such Personal Property is subject to any sublease, license or other agreement granting to any person any right to use such property (each such lease, sublease, license or other agreement, a Personal Property Lease," and collectively the "Personal Property Leases"). Schedule 2.4(b) provides a description and the location of each item of Personal Property with a value in excess of $500.00, accurately identifies such Personal Property as owned or leased, and lists each Personal Property Lease. Seller is not in breach of or default, and no event has occurred which, with due notice or lapse of time or both, may constitute such a breach or default, under any Personal Property Lease.

(c) Proprietary Rights.

(i) Schedule 2.4(c) sets forth a true and complete list of all Proprietary Rights (either registered, applied for, or common law) owned by, registered in the name of, licensed to, or otherwise used by Seller. For purposes of this Agreement "Proprietary Rights" means trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, as well as the following: (A) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (B) trade secrets, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (C) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (D) licenses, including, without limitation, software licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (E) Internet Web sites, domain names and registrations or applications for registration thereof; (F) toll-free or other phone numbers and "vanity" numbers; (G) customer lists; (H) books and records describing or used in connection with any of the foregoing; and (I) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

(ii) All of the Proprietary Rights are owned by Seller free and clear of any and all liens, security interests, claims, charges and encumbrances (other than the lien of the Shareholder) or are used by Seller pursuant to a valid and enforceable license granting rights sufficiently broad to permit the historical and anticipated uses of the Proprietary Rights in connection with the conduct of the Business in the manner presently conducted and to convey such right and authority to Buyer.

(iii) Schedule 2.11 identifies a list of any licenses, sublicenses or other agreements pursuant to which Seller grants a license to any person to use the Proprietary Rights or is a licensee of any of the Proprietary Rights.

(iv) The grants, registrations and applications included in or applicable to the Proprietary Rights have not lapsed, expired or been abandoned and no application or registration thereof is the subject of any proceeding before any court, arbitrator, state, local or foreign government agency, regulatory body, or other governmental authority or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (each a "Governmental Entity," and collectively "Governmental Entities"). There have not been any actions or other judicial or adversary proceedings involving Seller concerning any of the Proprietary Rights, nor to the knowledge of Seller and the Shareholder, is any such action or proceeding threatened.

(v) The conduct of the Business does not conflict with valid patents, trademarks, trade secrets, trade names, or other intellectual property of others. To the knowledge of Seller and the Shareholder, there are no conflicts with or infringements of any of the Proprietary Rights by any third party.

(vi) Seller is the sole owner of its trade secrets, including, without limitation, any customer lists, formulas, inventions, processes, know-how, computer programs and routines associated, developed or used in connection with the Business (the "Trade Secrets"), free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others (other than the lien of the Shareholder), and has taken all reasonable security measures to protect the secrecy, confidentiality, and value of the Trade Secrets. Any of the employees of Seller and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Trade Secrets, or who have knowledge of or access to information relating to them, have been put on notice and have entered into agreements that the Trade Secrets are proprietary to Seller and not to be divulged or misused.

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(vii) All the Trade Secrets are presently valid and protectable and are not part of the public knowledge or literature; and have not been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller or the Business.

(viii) Seller has taken all reasonable precautions necessary to ensure that all Proprietary Rights have been properly protected and have been kept secret.

(ix) Seller has provided to Buyer representative copies of all advertising and publicity materials utilized by Seller in the 12-month period prior to the date of this Agreement, and all advertising and publicity materials reasonably available predating such 12-month period, including without limitation videotape or audiotape copies of all currently broadcast (and, to the extent readily available, previously broadcast) television and radio advertising and digital copies of any streaming internet advertising.

2.5 [Reserved].

2.6 No Conflict or Violation. The execution, delivery and performance by Seller and the Shareholder of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of Seller or Shareholder; (ii) violate any provision or requirement of any domestic or foreign, national, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Seller, Shareholder or the Business; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any Contract (as hereinafter defined); (iv) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Seller; and (v) result in the cancellation, modification, revocation or suspension of any license, permit, certificate, franchise, authorization or approval issued or granted by any Governmental Entity (each a "License," and collectively, the "Licenses").

2.7 Consents. All Consents (as hereinafter defined) and notices required to be obtained or given by or on behalf of Seller or the Shareholder before consummation of the transactions contemplated by this Agreement in compliance with all applicable laws, rules, regulations, orders or governmental or other agency directives, or the provisions of any document binding upon Seller or the Shareholder are described on Section 2.7 of the Disclosure Schedule and all such Consents have been duly obtained and are in full force and effect.

2.8 Litigation. There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of Seller and the Shareholder, threatened before any Governmental Entity of any nature, brought by or against the Shareholder, Seller, the officers, directors, employees, agents of Seller, or any of their respective Affiliates involving, affecting or relating to any assets, properties or operations of Seller or the transactions contemplated by this Agreement. None of Seller, Shareholder nor any of the Acquired Assets is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity.

2.9 Certain Agreements.

(a) Schedule 2.9 sets forth a true and complete list of all material contracts, agreements, instruments, licenses, commitments and other arrangements to which Seller is a party or otherwise relating to or affecting any of its assets, properties or operations, including, without limitation, all written, or verbal, (i) contracts, agreements and commitments not made in the ordinary course of business, (ii) agency and brokerage agreements, (iii) service and other customer contracts, (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit, (v) tax sharing agreements, real property leases or any subleases relating thereto, personal property leases, employee plans, employment and labor agreements, any material agreement relating to Proprietary Rights (including service agreements relating thereto) and insurance contracts, (vi) agreements and other arrangements for the sale of any assets, property or rights other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights, (vii) documents granting any power of attorney with respect to the affairs of Seller, (viii) suretyship contracts, performance bonds, working capital maintenance or other forms of guaranty agreements, (ix) contracts or commitments limiting or restraining Seller or any of its employees or Affiliates from engaging or competing in any lines of business or with any person or entity, (x) partnership or joint venture agreements, (xi) shareholder agreements or agreements relating to the issuance of any securities of Seller or the granting of any registration rights with respect thereto, (xii) material licenses, including, without limitation, material software licenses, and (xiii) all amendments, modifications, extensions or renewals of any of the foregoing (each a "Contract," and collectively, the "Contracts.")

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(b) Each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exception, and is in full force and effect on the date hereof. Seller has performed all obligations required to be performed by it under, and is not in material default or breach of, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

(c) To the knowledge of Seller and the Shareholder, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

(d) There are no pending or anticipated material disputes with any party to any Contract, and to the knowledge of Seller and the Shareholder, no party to any Contract intends to or has threatened to cancel or terminate any such agreement, whether as a result of the transactions contemplated by this Agreement or otherwise.

(e) Seller has delivered to Buyer or its representatives true and complete originals or copies of all the Contracts and a copy of every default notice received by Seller, or the Shareholder, during the past three (3) years with respect to any of the Contracts.

(f) None of the Contracts provides for consent by any party thereto to, or would be breached by, or confer additional rights to any party as a result of, the transactions contemplated hereby.

(g) Following the consummation of the transaction contemplated hereby, all rights of the Seller under each Contract to be assumed by Buyer as an Acquired Asset shall inure to the Buyer free and clear of any liens or encumbrances (other than the lien of the Shareholder) and each Contract will be enforceable by the Buyer in accordance with such Contract's terms.

(h) No Contract has been amended or supplemented in any way except as set forth on Section 2.9 of the Disclosure Schedule and, to the knowledge of Seller and Shareholder, no party to any Contract has assigned any of its rights or delegated any of its duties under such Contract.

(i) Except as otherwise disclosed pursuant to Schedule 2.09, Seller does not owe more than $5,000 with respect to any Contract, except amounts owed in the ordinary course of business consistent with Seller's past practices and the terms of such Contract.

2.10 Compliance with Applicable Law. The operations of Seller are, and have been, conducted in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over it and its assets, properties and operations, including, without limitation, the Real Estate Settlement Procedures Act and all other laws, regulations, orders and requirements relating to the Business. Seller has not received any notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to Seller or any of its assets, properties or operations.

2.11 Licenses.

(a) Schedule 2.11 sets forth a true and complete list of all Licenses issued or granted to Seller, and all pending applications therefore. The Licenses constitute all Licenses required, and consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Seller in connection with the Business or that are necessary for the execution, delivery and performance by Seller and the Shareholder of this Agreement and the Transaction Documents. No jurisdiction in which Seller is not qualified or licensed as a foreign corporation has demanded or requested that it qualify or become licensed as a foreign corporation. Seller has delivered to Buyer or its representatives true and complete copies of all the Licenses together with all amendments and modifications thereto.

(b) Each License has been issued to, and duly obtained and fully paid for by Seller and is valid, in full force and effect, and not subject to any pending or known threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect. Seller is not in violation in any material respect of any of the Licenses. The Licenses have never been suspended, revoked or otherwise involuntarily terminated, subject to any fine or penalty, or subject to judicial or administrative review, for any reason other than the renewal or expiration thereof, nor has any application of Seller for any License ever been denied.

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2.12 No Undisclosed Liabilities. Except as and to the extent specifically reflected or reserved against in the Interim Financial Statements and except as incurred in the ordinary course of business since the date of the Interim Financial Statements, Seller has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) and no facts or circumstances exist which, with notice or the passage of time or both, could reasonably be expected to result in any material claims against or obligations or liabilities of Seller.

2.13 Environmental Matters. Notwithstanding anything to the contrary contained in this Agreement:

(a) Seller and its operations comply and have at all times complied with all applicable laws, regulations and other requirements of Governmental Entities or duties under the common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment (collectively, "Environmental Laws") and have obtained and maintained in effect all licenses, permits and other authorizations or registrations (collectively "Environmental Permits") required under all Environmental Laws and are in compliance with all such Environmental Permits.

(b) No hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in or otherwise subject to any applicable Environmental Law and collectively referred to herein as "Hazardous Materials") has been released, placed, disposed of or otherwise come to be located on, at, beneath or near any of the assets or properties owned or leased by it at any time or any other property in violation of any Environmental Laws or that could subject it to liability under any Environmental Laws.

(c) Seller has not exposed any employee or third party to any Hazardous Materials or conditions that could subject it to any material liability under any Environmental Laws.

(d) Seller does not now own or operate, and has never owned or operated, aboveground or underground storage tanks.

(e) To the knowledge of Seller and the Shareholder, with respect to any or all of the real properties leased at any time by Seller, there are no asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls or lead-based paints present at any such properties.

2.14 Accuracy of Information. None of the representations or warranties or information provided and to be provided by Seller or the Shareholder to Buyer in this Agreement, the Disclosure Schedule, schedules or exhibits hereto, or in any of the other Transaction Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements and facts contained herein or therein not false or misleading. The descriptions set forth in the Disclosure Schedule are accurate descriptions of the matters disclosed therein. Copies of all documents heretofore or hereafter delivered or made available to Buyer pursuant hereto were or will be complete and accurate records of such documents.

3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

3.1 Organization and Corporate Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents have been (or upon execution will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, except as such enforceability may be limited by the Bankruptcy Exception.

3.2 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of Buyer; or (ii) violate any provision or requirement of any domestic or foreign, national, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Buyer.

3.3 Accuracy of Information. None of the representations or warranties or information provided and to be provided by Buyer to Seller in this Agreement, the schedules or exhibits hereto, or in any of the other Transaction Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements and facts contained herein or therein not false or misleading.

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3.4 Consents. All Consents and notices required to be obtained or given by or on behalf of Buyer before consummation of the transactions contemplated by this Agreement in compliance with all applicable laws, rules, regulations, orders or governmental or other agency directives, or the provisions of any document binding upon Buyer have been duly obtained and are in full force and effect.

3.5 Valid Issuance of Seller Common Stock. The shares of Seller Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

4. Certain Understandings and Agreements of the Parties.

4.1 Access. Seller shall afford to Buyer and Buyer's accountants, counsel and representatives reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of the properties, books, Contracts and records of Seller (including, without limitation, Seller's accounting records and loan files and reasonable inquiry of Seller's independent accountants) and, during such period, shall furnish promptly to Buyer all information concerning Seller, the Business, and Seller's properties, liabilities and personnel as Buyer may reasonably request.

4.2 Confidentiality. For purposes hereof, Seller and the Shareholder will keep the matters contemplated herein and all information provided by Buyer related to Buyer confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer will keep the matters contemplated herein and all information provided by Seller and the Shareholder related to Seller and the Business confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer and Seller shall each cause their respective officers, directors, employees, agents, and advisors to keep confidential all information received in connection with the transactions contemplated hereby. If this Agreement terminates without consummation of the Closing, Seller, the Shareholder and Buyer shall each maintain the confidentiality of any information obtained from the other in connection with the transactions contemplated hereby and Buyer's business plans (the "Information"), other than Information that: (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by the party to whom the Information was delivered; or (ii) was lawfully received by a party from a third party free of any obligation of confidence of or to such third party; or (iii) was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or (iv) is required to be disclosed in a judicial or administrative proceeding after giving the other party as much advance notice of the possibility of such disclosure as practicable so that the other party may attempt to stop such disclosure; or (v) is subsequently and independently developed by employees of the party to whom the Information was delivered without reference to the Information. If this Agreement terminates without consummation of the Closing, Buyer, on the one hand, and the Shareholder and Seller, on the other, shall return to the other all material containing or reflecting Information provided by the other, shall not retain any copies, extracts, or other reproductions thereof or derived therefrom, and shall thereafter refrain from using the Information and shall maintain its confidentiality pursuant to this Agreement.

4.3 Certain Changes and Conduct of Business.

(a) From and after the date of this Agreement and until the Closing (or the earlier termination of this Agreement), Seller shall, and the Shareholder shall cause it to, conduct its business solely in the ordinary course consistent with past practices, and except as required or permitted pursuant to the terms hereof or as otherwise specifically consented to in writing by Buyer, Seller shall not, and the Shareholder shall cause Seller not to:

(i) make any material change in the conduct of its business and operations or enter into any transaction other than in the ordinary course of business consistent with past practices; or terminate or amend any Contract or enter into any new contract, in any case calling for payments to or by Seller in excess of $10,000 over the life of the contract or series of related contracts;

(ii) make any sale, assignment, transfer, lease, abandonment or other conveyance of any of the assets of Seller or any part thereof, except transactions required pursuant to existing Contracts set forth in Schedule 2.11 and dispositions of inventory or worn out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

(iii) subject any of the assets of Seller, or any part thereof, to any lien, security interest, charge, interest or other encumbrance (other than the existing lien of Shareholder), or suffer such to be imposed other than such liens, security interests, charges, interests or other encumbrances, as may arise in the ordinary course of business consistent with past practices;

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(iv) acquire any assets or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

(v) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any employment, severance or consulting agreement, or grant any increase in the compensation or benefits payable or to become payable to (A) any officers or executive level employees, or (B) any employees other than officers or executive level employees, except in accordance with pre-existing contractual provisions applicable to such non-executive level employees;

(vi) make or commit to make any capital expenditure in excess of $10,000 or to invest, advance, loan, pledge or donate any monies to any customers or other persons or entities or to make any similar commitments with respect to outstanding bids or proposals;

(vii) sell, transfer, or lease any assets to, or enter into any agreement or arrangement, with any shareholder of Seller;

(viii) guarantee any indebtedness for borrowed money or any other obligation;

(ix) take any other action that would cause any of the representations and warranties made herein not to remain true and correct in all material respects;

(x) make any change in any revenue recognition or cost allocation practices or method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write down the value of any assets or write-off as uncollectible any Accounts Receivable except in the ordinary course of business consistent with past practices;

(xi) settle, release or forgive any material claim or litigation or waive any material right;

(xii) undertake any new advertising or publicity campaigns; or

(xiii) commit itself to do any of the foregoing.

(b) From and after the date hereof and until the Closing (or the earlier termination of this Agreement), except as required or permitted pursuant to the terms hereof or as otherwise specifically consented to in writing by Buyer, Seller shall, and the Shareholder shall cause it to:

(i) maintain, in all material respects, the assets and properties of Seller in accordance with present practices and in a condition suitable for their current use, normal wear and tear excepted;

(ii) file, when due or required after any applicable extension if available, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(iii) continue to conduct the business of Seller in the ordinary course consistent with past practices, including without limitation securing extension of insertion orders to ensure and maintain web affiliate lead flows and otherwise ensuring the continuation of all agreements included in or related to the Acquired Assets;

(iv) keep the books of account, records and files of Seller in the ordinary course and in accordance with existing practices;

(v) continue to maintain existing business relationships with suppliers and customers except to the extent that such relationships are, at the same time, judged in good faith to be non-beneficial;

(vi) maintain and comply with all Licenses;

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(vii) comply with all Environmental Laws, and upon receipt of notice that there exists a violation of any Environmental Law, immediately notify Buyer in writing and promptly (and in any event within the time permitted by the applicable Governmental Entity) (A) as to areas over which Seller exercises control, remove or remedy such violation in accordance with all Environmental Laws; and (B) as to other areas, use its best efforts to have such violation removed or remedied in accordance with all Environmental Laws;

(viii) keep in full force and effect any insurance policies comparable in amount and scope to coverage maintained by Seller (or on behalf of it) on the date hereof; and

(ix) preserve its business organization.

4.4 [reserved]

4.5 Taxes.

(a) Sales Taxes. Buyer shall pay all federal, state, and local sales, documentary, and other transfer taxes, if any, due as a result of the purchase, sale, or transfer of the assets in accordance herewith whether imposed by law on either party, and Buyer will be indemnified, pursuant to Section 5.2 in respect of any liability of or the failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

(b) Other Taxes. Seller will pay, from time to time, its portion, prorated as of the Closing Date on the basis of the number of days in the tax period up to and including the Closing Date and the total number of days in the tax period, of state and local real and personal property taxes of the Business and the Acquired Assets, on or before the date such taxes are due and payable. Buyer shall deliver prompt written notice to Seller setting forth the obligation of Seller under this Section 4.5.

4.6 [reserved]

4.7 Cooperation in Litigation. Each party will fully cooperate with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation between Buyer and/or its Affiliates or assignees, on the one hand, and Seller or the Shareholder and/or their Affiliates or assignees, on the other hand, arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

4.8 Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the fulfillment of the conditions to Closing set forth herein and to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

4.09 Further Assurances. Upon the reasonable request of a party or parties hereto at any time after the Closing Date, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Acquired Assets or otherwise to effectuate the purposes of this Agreement. Without limiting the generality of the foregoing, the parties hereto agree that Seller shall cooperate with Buyer in connection with the withdrawal, surrender or change of corporate names and name reservations in any states in which such withdrawal, surrender or change has not occurred prior to the date hereof.

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5. Survival; Indemnification.

5.1 Survival. The representations and warranties made in this Agreement or in any exhibit, schedule, or any Transaction Document or certificate shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby until the anniversary of the Closing Date, except those representations and warranties contained in (i) Sections 2.13 (Environmental Matters), which will survive until the fifth anniversary of the Closing Date; and (iii) Section 2.3 (Acquired Assets) which will survive indefinitely. As to any matter which is based upon willful fraud by the indemnifying party, the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. No party will be liable to another under any warranty or representation after the applicable expiration of such warranty or representation; provided however, if a claim or notice is given under this Section 5 with respect to any representation or warranty prior to the applicable expiration date, such claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought. Any investigations made by or on behalf of any of the parties prior to the date hereof shall not affect any of the parties' obligations hereunder. Completion of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of any of the parties.

5.2 Indemnification by Seller and the Shareholder. Subject to the limits set forth in this Section 5, and notwithstanding the knowledge qualifiers contained in Section 2 of this Agreement, which Seller and the Shareholder expressly agree shall not apply to limit liability hereunder, Seller, the Shareholder and their respective successors and assigns shall jointly and severally indemnify, defend, reimburse and hold harmless Buyer and its Affiliates, and the officers, directors, employees and agents of any of them, from and against any and all claims, losses, damages, liabilities, obligations, assessments, penalties and interest, demands, actions and expenses, whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) ("Losses") reasonably incurred by any such indemnitee, arising out of or in connection with any of the following:

(a) the operations of Seller and Shareholder and the ownership or operation of the Excluded Assets at any time before or after the Closing;

(b) the ownership or operation of the Acquired Assets or Business before the Closing;

(c) any untruth or inaccuracy of any representation or warranty made by Seller or the Shareholder in this Agreement or any other Transaction Document, notwithstanding the knowledge qualifiers contained in Section 2 of this Agreement, which Seller and the Shareholder expressly agree shall not apply to limit liability hereunder;

(d) the breach of any covenant, agreement or obligation of Seller or the Shareholder contained in this Agreement or any other Transaction Document;

(e) any claims against, or liabilities or obligations of, Seller or Shareholder not specifically assumed by Buyer pursuant to this Agreement; and

(f) employment or retention by Seller or Shareholder or their respective Affiliates of any persons and termination of such employment or retention.

5.3 Indemnification by Buyer. Subject to the limits set forth in this Section 5, Buyer shall indemnify, defend and hold harmless Seller, Shareholder and their respective officers, directors, employees and agents from and against any and all Losses reasonably incurred by any such indemnitee arising out of or in connection with any of the following:

(a) any untruth or inaccuracy of any representation or warranty made by Buyer in this Agreement or any other Transaction Document; and

(b) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any Transaction Document.

5.4 Indemnification Procedure.

(a) Whenever any claim shall arise for indemnification hereunder relating to a Loss (a "Claim"), the party entitled to indemnification (the "Indemnitee") shall promptly give written notice to the party obligated to provide indemnity (the "Indemnitor") with respect to the Claim after the receipt by the Indemnitee of reliable information of the facts constituting the basis for the Claim; but the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby.

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(b) Upon receipt of written notice from the Indemnitee of a Claim, the Indemnitor shall provide counsel (such counsel subject to the reasonable approval of the Indemnitee) to defend the Indemnitee against the matter from which the Claim arose, at the Indemnitor's sole cost, risk and expense. The Indemnitee shall cooperate in all reasonable respects, at the Indemnitor's sole cost, risk and expense, with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Claim arose; provided, however, that the Indemnitee may (but shall not be obligated to) participate in any such investigation, trial, defense and any appeal arising in connection with the Claim. If the Indemnitee's participation in any such investigation, trial, defense and any appeal arising from such Claim relates to a legal position or defense that varies materially from the legal positions or defenses pursued by the Indemnitor, and if the Indemnitee reasonably believes that the Indemnitee's interests will be adversely and materially affected if such legal position or defense is not pursued, and Indemnitor refuses to pursue or incorporate such legal positions and defenses into its legal positions and defenses after the written request of Indemnitee, the Indemnitor shall bear the sole cost, risk and expense of the Indemnitee's separate participation, including reasonable fees, costs and expenses of one separate counsel for the Indemnitee (or multiple Indemnitees). If the Indemnitee elects to so participate, the Indemnitor shall cooperate with the Indemnitee, and the Indemnitor shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that is relevant to the defense of such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee and its counsel shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder. The Indemnitor shall have the right to elect to settle any claim for monetary damages without the Indemnitee's consent only if the settlement includes a complete release of the Indemnitee. If the settlement does not include such a release, it will be subject to the consent of the Indemnitee, which will not be unreasonably withheld. The Indemnitor may not admit any liability of the Indemnitee or waive any of the Indemnitee's rights without the Indemnitee's prior written consent, which will not be unreasonably withheld. If the subject of any Claim results in a judgment or settlement, the Indemnitor shall promptly pay such judgment or settlement.

(c) If the Indemnitor fails to assume the defense of the subject of any Claim in accordance with the terms of Section 5.4(b), or if the Indemnitor fails diligently to prosecute such defense, the Indemnitee may defend against the subject of the Claim, at the Indemnitor's sole cost, risk and expense, in such manner and on such terms as the Indemnitee deems appropriate, including, without limitation, settling the subject of the Claim after giving reasonable notice to the Indemnitor. If the Indemnitee defends the subject of a Claim in accordance with this Section, the Indemnitor shall cooperate with the Indemnitee and its counsel, at the Indemnitor's sole cost, risk and expense, in all reasonable respects, and shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

(d) The obligation of the Indemnitor to indemnify the Indemnitee against Claims pursuant to this Agreement shall be in addition to any other obligations the Indemnitor might otherwise have and any other rights the Indemnitee might otherwise have.

5.5 Payment. All payments owing under this Section 5 will be made promptly as indemnifiable Claims are incurred. If the Indemnitee defends the subject matter of any Claim in accordance with Section 5.4(c) or proceeds with separate counsel in accordance with Section 5.4(b), the expenses (including reasonable attorneys' fees) incurred by the Indemnitee shall be paid by the Indemnitor in advance of the final disposition of such matter as incurred by the Indemnitee, if the Indemnitee undertakes in writing to repay any such advances in the event that it is ultimately determined that the Indemnitee is not entitled to indemnification under the terms of this Agreement or applicable law.

5.6 Set-Off. In addition to any rights of set off or other rights that any of the Indemnitees may have at common law, by statute or otherwise, each Indemnitee shall have the right to set off any amount that is owed by such Indemnitee to an Indemnitor pursuant to this Agreement against any amount otherwise payable by the Indemnitor to the Indemnitee.

5.7 Limitations.

(a) Threshold. Notwithstanding any provision of this Agreement to the contrary, no party shall have any obligation to indemnify any person entitled to indemnity under this Section 5 or to pay damages in respect of contract claims arising under this Agreement or any other Transaction Document unless the persons so entitled to indemnity or recovery thereunder have suffered Losses in an aggregate amount attributable to all Claims and obligors in excess of Five Thousand Dollars ($5,000) (the "Threshold"). Once the aggregate amount of Losses exceeds the Threshold, persons entitled to recovery shall be entitled to recover the full amount of all Losses, including any amounts which constituted the Threshold. No person shall be entitled to indemnification under this Section 5 for Losses directly or indirectly caused by a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement or any duty to the potential Indemnitor.

(b) Cap. Notwithstanding any provision of this Agreement to the contrary, in no event shall the aggregate amount of the indemnification obligations of the Seller owing under this Article 5 to one or more Indemnitees exceed $5,000,000.00.

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6. Conditions to Closing.

6.1 Conditions to Obligations of Each Party. The obligations of Buyer, on the one hand, and the Shareholder and Seller, on the other hand, to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.1, any one or more of which may be waived in writing by the party entitled to the benefit of such condition; provided, however, that such waiver will not diminish such party's right to indemnification pursuant to Section 5, unless so stated, and provided further that Seller and the Shareholder will be required to perform their obligations hereunder, notwithstanding lack of fulfillment of the conditions set forth in this Section 6.1, if Buyer agrees in writing to be liable for, and to indemnify Seller and the Shareholder from and against, any obligations that Seller or the Shareholder would incur as a result of consummating the transactions contemplated hereby notwithstanding the fact that the conditions in this Section 6.1 have not been fulfilled.

(a) No Action or Proceeding. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid in any material respect or prevents or would be violated by the consummation of the transactions contemplated hereby, or which materially adversely affects the assets, operations, or financial condition of Seller, is in effect; and no action or proceeding has been instituted or threatened by any Governmental Entity, other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, the result of which could constitute a Material Adverse Change.

(b) Compliance with Law. There shall have been obtained all permits, approvals, and consents of all Governmental Entities that counsel for Buyer or for Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.2, any one or more of which may be waived by Buyer in writing in its discretion; provided however, such waiver will not waive or diminish Buyer's right to indemnification pursuant to Section 5, unless so stated:

(a) Representations and Warranties True. The representations and warranties of Seller and the Shareholder contained in this Agreement or in any other Transaction Document delivered pursuant hereto shall be true and correct in all material respects as of the date hereof and on the Closing Date, and at the Closing Seller and the Shareholder shall each have delivered to Buyer certificates to such effect dated the Closing Date and signed by, respectively, the President or any Vice President and the Secretary or any Assistant Secretary of Seller and an authorized officer of the Shareholder.

(b) Performance of Seller and the Shareholder. Seller and the Shareholder have performed in all material respects all obligations required to be performed by each of them under this Agreement on or before the Closing Date, and at the Closing Seller and the Shareholder shall each have delivered to Buyer certificates to such effect dated the Closing Date and signed by, respectively, the President or any Vice President and the Secretary or any Assistant Secretary of Seller and the Shareholder.

(c) Authority. All actions required to be taken by, or on the part of, Seller and Shareholder to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Seller and the Shareholder.

(d) Consents to Assignments of Certain Contracts. All necessary consents to the assignment of Contracts requiring consents as a condition to their assignment to Buyer (as described on Schedule 2.09) shall have been obtained in written instruments reasonably satisfactory to Buyer.

(e) Additional Closing Documents of Seller. Buyer has received, or is receiving at the Closing, all of the following, each duly executed by the parties thereto (other than Buyer) and dated the Closing Date (or an earlier date satisfactory to Buyer), in form and substance satisfactory to Buyer:

(i) Copies, certified by the Secretary or an Assistant Secretary of Seller of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby;

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(ii) Subleases duly executed and acknowledged by Seller and the requisite lessor (and sublessor if applicable) covering the Real Property Leases to be conveyed to Buyer pursuant to this Agreement; and

(iv) Documentation reasonably acceptable to Buyer terminating any and all security interests in, and restrictions and encumbrances on, the Acquired Assets, including but not limited to a waiver and release of all liens and encumbrances of the Shareholder with respect to the Acquired Assets;

(v) Such further instruments of sale, transfer, conveyance, assignment or delivery covering the Acquired Assets, or any part thereof, as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Acquired Assets to be transferred pursuant to this Agreement; and

(vi) Such other documents as Buyer may reasonably request.

(f) Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity, and of any other person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery and performance of this Agreement, absence of which could result in material liability to Buyer or a Material Adverse Change or the cancellation or adverse change in terms of, or payments under, any Contract, have been duly obtained in form reasonably satisfactory to Buyer, are in full force and effect on the Closing Date and the original executed copies have been delivered to the Buyer on or before the Closing Date.

(g) No Adverse Changes. Between the date of this Agreement and the Closing Date there shall not have occurred any Material Adverse Change or any event or circumstance that may result in a Material Adverse Change.

(h) Domain Names and Telephone Numbers. Buyer shall have received written documents duly executed by all necessary parties providing for the transfer of control and/or ownership, as applicable, of all domain names and toll-free or other phone numbers included in the Acquired Assets.

(i) No Default. Seller shall not be in default of any material obligation except as otherwise set forth on the Disclosure Schedule.

(j) [reserved]

(k) [reserved]

(l) [reserved]

(m) Legal Matters. All Transaction Documents required to be executed or delivered by or on behalf of Seller or the Shareholder under this Agreement, and all other actions and proceedings required to be taken by or on behalf of it in furtherance of the transactions contemplated hereby, are in form and substance reasonably satisfactory to counsel for Buyer.

(n) Other Closing Documents. Buyer has received such other duly executed certificates, instruments and documents in confirmation of the representations and warranties of Seller or the Shareholder or in furtherance of the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request.

6.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.3 any one or more of which may be waived by Seller in writing in its discretion; provided however, such waiver will not waive or diminish the right of Seller to indemnification pursuant to Section 5, unless so stated:

(a) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement or in any Transaction Document shall be true and correct in all material respects on the date hereof and on the Closing Date, and at the Closing Buyer shall have delivered to Seller a certificate to such effect dated the Closing Date, signed by the Chief Executive Officer or President or any Vice President and the Secretary or any Assistant Secretary of Buyer.

(b) Performance of Covenants. Each of the obligations of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing Buyer shall have delivered to Seller a certificate to such effect dated the Closing Date signed by the Chief Executive Officer or President or any Vice President and the Secretary or any Assistant Secretary of Buyer.

(c) Authority. All actions required to be taken by, or on the part of, Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Buyer.

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(d) Purchase Price. Buyer shall have issued, or instructed its transfer agent to issue, shares of the Seller Common Stock representing the Purchase Price.

(e) Additional Closing Documents of Buyer. Buyer has executed and delivered, or is executing and delivering at the Closing the following documents, each dated the Closing Date:

(i) Copies, certified by the Secretary or an Assistant Secretary of Buyer, of resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby; and

(ii) Such other closing documents as Seller may reasonably request.

(f) Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity, and of any other person or entity, required in connection with the execution, delivery and performance of this Agreement, absence of which could result in material liability to Seller, have been duly obtained and are in full force and effect on the Closing Date; provided however, that Seller and the Shareholder will be required to perform their obligations hereunder, notwithstanding lack of fulfillment of the conditions set forth in this Section 6.3(f), if Buyer agrees in writing to be liable for, and to indemnify Seller and the Shareholder from and against, any obligations that Seller or the Shareholder would incur as a result of consummating the transactions contemplated hereby notwithstanding the fact that the conditions in this Section 6.3(f) have not been fulfilled.

(g) [Reserved].

(h) Legal Matters. All Transaction Documents required to be executed or delivered by or on behalf of Buyer under this Agreement, and all other actions and proceedings required to be taken by or on behalf of Buyer in furtherance of the transactions contemplated hereby, are in form and substance reasonably satisfactory to counsel for Seller.

(i) Other Closing Documents. Seller has received such other duly executed certificates, instruments and documents in confirmation of the representations and warranties of Buyer or in furtherance of the transactions contemplated by this Agreement as Seller may reasonably request.

7. Miscellaneous.

7.1 Termination. On or before Closing Date, this Agreement and the transactions contemplated hereby may be terminated (a) by Buyer, if (i) Seller or the Shareholder fail to comply in any material respect with any of its or their covenants or agreements contained herein, or (ii) any of the representations and warranties of Seller or the Shareholder is breached or is inaccurate in any material way; or (b) by Seller, the Shareholder or Buyer if a Governmental Entity has issued a non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; or (c) by Seller or the Shareholder if Buyer fails to comply in any material respect with any of its covenants or agreements contained herein. Notwithstanding the foregoing, a party may not terminate this Agreement if the event giving rise to the termination right results from the willful failure of such party to perform or observe any of the covenants or agreements set forth herein to be performed or observed by such party or if such party is, at such time, in material breach of this Agreement.

In the event of termination of this Agreement pursuant to this Section 7.1, written notice shall be given forthwith by the terminating party to the other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by the Shareholder, Seller or Buyer. If this Agreement is terminated as provided herein, no party to this Agreement will have any liability or further obligation to any other party to this Agreement except as provided in 4.2 (Confidentiality), 5 (Survival, Indemnification), 7.12 (Expenses), 7.13 (Arbitration), 7.14 (Submission to Jurisdiction) and 7.15 (Attorney's Fees), and except that termination of this Agreement will not affect any liability of any party for any breach of this Agreement prior to termination, or any breach at any time of the provisions hereof surviving termination.

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7.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 7.2:

If to Buyer:	Mix 1 Life, Inc.
10575 N. 114th Suite 103 Scottsdale, AZ 85259 Tel: (480) 344-7770 Fax: (___) __________

With a copy to:	Zouvas Law Group, P.C.
3990 Old Town Avenue, Suite C102 San Diego, Ca 92110 (619) 688-1715 Phone (619) 688-1716 Fax

If to Seller:	Shadow Beverages and Snack, LLC
4650 East Cotton Center Blvd., ARE 240Phoenix, AZ 85040 Tel: (___) __________ Fax: (___) __________

With a copy to:	_______________________ _______________________ _______________________ Tel: (___) __________ Fax: (___) __________

7.3 Assignability and Parties in Interest. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by any of the parties hereto, except through operation of law and that Buyer may assign its rights and obligations under this Agreement in whole or in part to any Affiliate or Affiliates of Buyer or any successor to all or substantially all of the business or assets of Buyer. This Agreement shall inure to the benefit of and be binding upon Buyer, Seller and the Shareholder and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

7.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without regard to its choice-of-law principles.

7.5 Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

7.6 Publicity. Prior to the Closing Date, no party may, nor may it permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties. Notwithstanding the foregoing, in the event any such press release or announcement is required by law to be made by the party proposing to issue the same, such party shall consult in good faith with the other party prior to the issuance of any such press release or announcement.

7.7 Complete Agreement. This Agreement, the exhibits and schedules hereto, the Transaction Documents, the License Agreement and the Correspondent Lender Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

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7.8 Modifications, Amendments and Waivers. At any time prior to the Closing Date or termination of this Agreement, any party may, (a) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any Transaction Document; and (b) waive compliance by any other party with any of the covenants or agreements contained in this Agreement. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any of the rights of remedies, at law or equity, of the party entitled to the benefit of such provisions unless made in writing and executed by the party entitled to the benefit of such provision.

7.9 Headings; References. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to Sections, Schedules and Exhibits refer to the referenced Sections, Schedules or Exhibits hereof unless otherwise specified.

7.10 Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

7.11 Due Diligence Investigation. All representations and warranties contained herein which are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

7.12 Expenses of Transactions. All fees, costs and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and all fees, costs, and expenses incurred by Seller and the Shareholder in connection with the transactions contemplated by this Agreement shall be borne respectively by Seller and the Shareholder jointly and severally.

7.13 Arbitration.

(a) Any controversy or claim arising out of or relating to this Agreement shall be solely and finally settled by arbitration administered by JAMS/Endispute in accordance with its Comprehensive Arbitration Rules and Procedures as then in effect (the "Rules"), except to the extent such Rules vary from the following provisions. The judgment of the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be held in San Diego County, California unless the parties otherwise agree to another location.

(b) If a party hereto determines to submit a dispute for arbitration pursuant to this Section 7.13, such party shall furnish the party with whom it has the dispute with a notice of arbitration as provided in the Rules (an "Arbitration Notice") which, in addition to the items required by the Rules, shall include a statement of the nature, with reasonable detail, of the dispute. A copy of the Arbitration Notice shall be concurrently provided to JAMS/Endispute, along with a copy of this Agreement and a request to appoint the Arbitrator.

(c) Once an Arbitrator is assigned to hear the matter, the Arbitrator shall schedule a pre-hearing conference to reach agreement on procedural and scheduling matters, arrange for the exchange of information, obtain stipulations and attempt to narrow the issues.

(d) At the pre-hearing conference, the Arbitrator shall have the discretion to order, to the extent the Arbitrator deems relevant and appropriate, that each party may (i) serve a maximum of one demand for production of documents and one set of twenty (20) interrogatories (without subparts) upon the other parties; and (ii) depose a maximum of three (3) witnesses. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The response to the document demand, the documents to be produced, and the responses to the interrogatories shall be exchanged thirty (30) days later. Each deposition must be concluded within eight (8) hours and all depositions must be taken within thirty (30) days of the pre-hearing conference. Any party deposing an opponent's expert must pay the expert's fee for attending the deposition. All discovery disputes shall be decided by the Arbitrator.

(e) The parties must file briefs with the Arbitrator at least three (3) days before the arbitration hearing, specifying the facts each intends to prove and analyzing the applicable law. The parties have the right to representation by legal counsel throughout the arbitration proceedings. The presentation of evidence at the arbitration hearing shall be governed by the Federal Rules of Evidence. Oral evidence given at the arbitration hearing shall be given under oath. Any party desiring a stenographic record may secure a court reporter to attend the arbitration proceedings. The party requesting the court reporter must notify the other parties and the Arbitrator of the arrangement in advance of the hearing, and must pay for the cost incurred.

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(f) Each party may be joined as an additional party to an arbitration involving other parties. If more than one arbitration is begun and any party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the Arbitrator selected in the first-filed of such proceedings shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before that Arbitrator.

(g) The Arbitrator's award shall be in writing, signed by the Arbitrator and shall contain a concise statement regarding the reasons for the deposition of any claim.

(h) To the extent permissible under applicable law, the award of the Arbitrator shall be final. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.

7.14 Submission to Jurisdiction. All actions or proceedings arising in connection with this Agreement for preliminary or injunctive relief or matters not subject to arbitration, if any, shall be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of San Diego, State of California shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 7.2. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

7.15 Attorneys' Fees. If Buyer brings any action, suit counterclaim, cross claim, appeal, arbitration, or mediation for any relief against Seller or the Shareholder, or if Seller or the Shareholder brings any action, suit, counterclaim, cross claim, appeal, arbitration, or mediation for any relief against Buyer, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs (at the prevailing party's attorneys' then-prevailing rates) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a "Decision") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision.

For the purposes of this Section, attorneys' fees shall include, without limitation, fees incurred in the following: (1) post-judgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.

For purposes of this paragraph, "prevailing party" includes, without limitation, a party who agrees to dismiss an action on the other party's payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party shall be determined with respect to each claim separately. The prevailing party shall be the party who has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined that there is no prevailing party.

7.16 Enforcement of the Agreement. Seller, the Shareholder and Buyer acknowledge that irreparable damage would occur if any of the obligations of Seller and the Shareholder under this Agreement were not performed in accordance with their specific terms or were otherwise breached. Buyer will be entitled to an injunction or injunctions to prevent breaches of this Agreement by Seller or the Shareholder and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which Buyer is entitled at law or in equity.

[SIGNATURE PAGE TO FOLLOW]

19

In Witness Whereof, each of the parties hereto has executed this Asset Purchase Agreement as of the date first above written.

MIX 1 LIFE, INC.

"Buyer"

By:	/s/ Cameron Robb
Name:	Cameron Robb
Title:	Chief Executive Officer

SHADOW BEVERAGES AND SNACKS, LLC

“Seller”

By:	/s/ George Martinez
Name:	George Martinez
Title:	President

20

SCHEDULE 1.1(a)

ACQUIRED ASSETS

21

SCHEDULE 1.4(c)

PURCHASE PRICE

The purchase price (hereinafter (“Purchase Price”) will be $12,200,000.00 USD, paid as follows:

1.

$2,310,000.00 Convertible Note to Spy Glass to release all liens related to No Fear brand. The note may be converted at any time following the closing date, in whole or in part at the Buyer’s Discretion, into restricted common shares of the Company at an initial conversion price equal to $6.00; and

2.

Up to $1,500,000.00 for expenses and past payables related to the No Fear brand only, including, but not limited to, those certain current liabilities owed to IBML (agent for Licensor) as set forth in Schedule 2 (referenced herein); and

3.

1,300,138 newly issued common shares of Mix 1 Life, Inc. (valued at $6.00 per share). Approximately 100,000 shares will held in escrow for payment of current liabilities owed to IBML (agent for Licensor) pursuant to Schedule 2 (referenced herein).

4.	The Buyer will forgive $589,170 of Seller’s debt in the Buyer’s Accounts Receivable.

22

SCHEDULE 2

DISCLOSURE SCHEDULE

Repayment of Current Liabilities (Debt) arising out of the Third Amended Trade Mark License Agreement, dated December 23, 2013, by and between NO FEAR USA LIMITED (“Licensor”), INTERNATIONAL BRAND MANAGEMENT LIMITED, agent for Licensor (“Agent”), and Shadow Beverages and Snacks, LLC (“Licensee”), which reads as follows:

2.1	As at the date of this deed, Licensee owes IBML (on behalf of Licensor) the sum of USD 826,250 (“Current Debt”).

2.2

On 1st January, 2016, Licensee will have paid the sum of $240,000.00 USD and a further $20,000.00 USD will be due and owing (the November 2015 payment of USD 10,000.00 payable on or around 15th January, 2016 and the December 2015 payment of USD 10,000 payable on or around 15th February 2016).

2.3	On the first Business Day of 2016, Licensee will pay IBML a further sum of USD 66,250, leaving a final balance in respect of the current Debt of USD 500,000.

2.4	By 31st of January 2016, and according to IBML’s written instructions, Licensee shall:

2.4.1	pay IBML USD 500,000 in cash; or

2.4.2	allocate to IBML 200,000 shares in the Licensee; or

2.4.3	pay IBML, in cash, a sum equivalent to the then market value of 200,000 shares of the Licensee.

23

SCHEDULE 2.4(a)

REAL PROPERTY

NOT APPLICABLE.

24

SCHEDULE 2.4(b)

PERSONAL PROPERTY

NOT APPLICABLE.

25

SCHEDULE 2.4(c)

PROPRIETARY RIGHTS

NOT APPLICABLE.

26

SCHEDULE 2.09

CONTRACTS

Affiliated Foods, Inc.	Affiliated Foods, Inc. P. O. Box 30300 Amarillo, TX 79120 Attn: Accounts Payable	Danny Peters	806-345-7714
Avanzar	Avanzar Sales and Distribution LLC 281 N. Puente Street Brea, CA 92821	Joel Arteaga	714-515-7350
Bernick's Beverage and Vending	Bernicks Beverage and Vending 801 Sundial Drive Waite Park, MN 56307	Pete Hill	320-656-2112
Big Foot Beverages- Eugene	BigFoot Beverages PO BOX 10728 Eugene, OR 97440-2728 akeegal@pepsieugene.com	Dave Martin	541-685-2124
BigFoot Beverages- Bend	BigFoot Beverages 2440 NE 4th St Bend, OR 97701	Leonard Pelagio	541-382-4495
Bremerton Bottling Co inc.	Bremerton Bottling Co Inc. 5210 1st ST Bremerton, WA 98312	Stan Welch	360-377-6262
Core-Mark Las Vegas	Core-Mark Las Vegas 3950 W. Harmon Las Vegas, NV 89103	Jerry Wiesner	702-876-5220 x122
Core-Mark SLC	Core Mark Int'l, Inc. 1635 South, 5070 West St. B Salt Lake City, UT 84104		801.977.6005
CSB Craig Stein Beverage	CSB Craig Stein Beverage 4719 Market St. Suite 100 Boise, Idaho 83705		208-378-0550 x7903
Fred Nackard Beverage Company	Fred Nackard Beverage Company 5660 E. Penstock Flagstaff, AZ 86004	Gayle Neboyia	(928) 522-2129
Harbor Pacific Bottling	Harbor Pacific Bottling 50 Schouweiler Tracts Rd. East Elma, WA 98541	Randy Monroe	360-482-4820 x 1115
Jacksons Food Stores	Pac West LLC dba Jacksons Food Stores 3450 East Commercial Court Meridian, ID 83642		(208) 888-6061 ext 242
Pepsi Beverage Co - Sacramento	Pepsi Beverages Company 7550 Reese Rd Sacramento, CA 95828	Angelo Pacheco	(916) 423-0205
Pepsi Beverage Co - Seattle	Pepsi Beverage Company 2300 26th Ave South Seattle, WA 98144	James D. Jackson III	206-326-7471
Pepsi Beverage Co of Hickory NC	Pepsi Beverage Co. of Hickory NC PO Box 550 Hickory, NC 28603	Andi Banks	828-322-8090
Pepsi Beverages Anchorage	Pepsi Beverages Company 521 East 104th Avenue Anchorage, AK 99515	David Stanley	907-267-3353
Pepsi Beverages Aliso Viejo	Pepsi Beverages 27717 Aliso Creek Rd Aliso Viejo, Ca. 92656		(949) 643-5712
Pepsi Beverages Co-Torrance CA	Pepsi Beverages Co Torrance 19700 Figueroa St. Carson, CA 90745		310 628-4225
Pepsi Beverages Co - Portland	Pepsi Beverage Co 2505 NE Pacific Ave Portland, OR 97232	Steve Walton	503-731-5624
Pepsi Beverages Co Denver	Pepsi Denver 3801 Brighton Blvd Denver, CO 80216		303-299-4379
Pepsi Beverages Co Everett	Pepsi Beverages Company BRIAN STANDARD 1118 80TH ST SW Everett, WA 98203		425-250-8114
Pepsi Beverages Co Phoenix	Pepsi Beverages 4242 East Raymond Street Phoenix, AZ 85040		480-437-7067
Pepsi Beverages Co Salt Lake	Pepsi Beverages Company 3388 W. 1987 South Salt Lake City, UT 84104	Dennis Butcher	1-801-972-7436
Pepsi Beverages Co Spokane	Pepsi Beverages Company 11016 E Montgomery Rd Spokane Valley, WA 99206	James D. Jackson III	509-370-01660
Pepsi Beverages Co Tacoma	Pepsi Beverage Co GAYLE CAMPADORE 3101 S Pine St Tacoma, WA 98409	James D. Jackson III
Pepsi Beverages San Fernando	Pepsi Beverages San Fernando 1200 Arroyo St. San Fernando, CA 91340	Helga Torosyan	818-838-1213
Pepsi Bottling Company- Idaho	Pepsi Bottling Company 8925 Birch Lane Nampa, ID 83687	Tim Buras	208-442-6645
Pepsi Cola Bottling Yakima-Noel Bottling	Pepsi Cola Bottling Yakima 1001 S. 1st St. Yakima, WA 98902	Fred Bennett	509-248-1313
Pepsi Cola of Greenville	Pepsi Cola of Greenville 751 State Park Rd. Greenville, SC 29608	Bobby Day	864-242-6041
Pepsi Cola/ Quail Mnt Inc- Klamath Falls	Pepsi Cola/ Quail Mnt Inc 4033 Miller Ave Klamath Falls, OR 97603	John	541-884-1313
Pepsi Corwin Ridgefield	Corwin Beverage Company 219 S. Timm Rd Ridgefield Wa 98642 360 696 0766	Shaun Nelson	360-696-0766
Pepsi L & E Bottling- Olympia	L & E Bottling 3200 Mottman Rd. SW Olympia, WA 98512	Dave Fagerness	1-800-500-3812 ext121
Pepsi Lewiston Idaho	Idaho Beverages 2108 1st Ave N Lewiston, ID 83501	Karl Klapp A/P	208-743-6535
Pepsi Weinstein Beverage	Weinstein Beverage 410 E Peters St Wenatchee WA 98801	Eric Thielen	509-662-9631
Pepsi Wis-Pak Norfolk	Wis-Pak, Inc. 860 West Street Watertown, WI 53094	Neil Andring	(920) 262-6301 ext 79
Quik Trip	Quik Trip 822 Quik Trip Way Belton, MO 64012	John Strangeway	800-548-6904
Sysco	Sysco Merchandising & Supply Chain Servic 1390 Enclave Parkway Houston, TX 77077
Walton Beverage Pepsi Ferndale	Walton Beverage 1350 Pacific Place Ferndale, WA 98248	Jason Hedge	360-380-1660 x 130
Western Wyoming Beverages Inc	Western Wyoming Beverages Inc 100 Reliance Rd. Rock Springs, WY 82901	Lynda Golnitz	307-362-6332

27

OTHER AGREEMENTS

1.	AMENDED AND RESTATED DISTRIBUTION AGREEMENT, dated April 23, 2013, by and between Shadow Beverages and Snacks, LLC (“Supplier”) and Bottling Group, LLC (“Distributor”).

2.	DISTRIBUTOR AGREEMENT, dated December 16, 2013, by and between Shadow Beverages and Snacks, LLC (“Supplier”) and Walton Beverage Co. (“Distributor”).

3.	CONVERTIBLE DEBENTURE AGREEMENT, dated March 10, 2015, by and between Mix1 Life, Inc. (“Company”) and Spyglass Capital Partners I, LLC (“Holder”), pursuant to Schedule 1.4(c).

4.	CONVERTIBLE DEBENTURE AGREEMENT, dated March 10, 2015, by and between Mix1 Life, Inc. (“Company”) and Spyglass Capital Partners II, LLC (“Holder”), pursuant to Schedule 1.4(c).

5.	SECURITY AGREEMENT, dated March 10, 2015, by and between Mix1 Life, Inc. (“Company”) and Spyglass Capital Partners I and II, LLC (“Holders”), pursuant to Schedule 1.4(c).

28

SCHEDULE 2.11

LICENSES

1.

Trade Mark License Agreement, dated December 5, 2011, by and between NO FEAR USA LIMITED (“Licensor”), INTERNATIONAL BRAND MANAGEMENT LIMITED, agent for Licensor (“Agent”), and Shadow Beverages and Snacks, LLC (“Licensee”).

2.

First Amended Trade Mark License Agreement, dated ___________, by and between NO FEAR USA LIMITED (“Licensor”), INTERNATIONAL BRAND MANAGEMENT LIMITED, agent for Licensor (“Agent”), and Shadow Beverages and Snacks, LLC (“Licensee”).

3.

Second Amended Trade Mark License Agreement, dated ___________, by and between NO FEAR USA LIMITED (“Licensor”), INTERNATIONAL BRAND MANAGEMENT LIMITED, agent for Licensor (“Agent”), and Shadow Beverages and Snacks, LLC (“Licensee”).

4.

Third Amended Trade Mark License Agreement, dated December 23, 2013, by and between NO FEAR USA LIMITED (“Licensor”), INTERNATIONAL BRAND MANAGEMENT LIMITED, agent for Licensor (“Agent”), and Shadow Beverages and Snacks, LLC (“Licensee”).

29